Exhibit (g)(1)

Dated: September 7, 2017

EXHIBIT A

TO THE CUSTODY AGREEMENT BETWEEN

STEWARD FUNDS, INC.

AND FIFTH THIRD BANK

September 7, 2017

Name of Fund	Date
Steward Large Cap Enhanced Index Fund	February 14, 2017
Steward International Enhanced Index Fund	February 14, 2017
Steward Select Bond Fund	February 14, 2017
Steward Global Equity Income Fund	February 14, 2017
Steward Small-Mid Cap Enhanced Index Fund	February 14, 2017
Steward Income Opportunities Fund	September 7, 2017
Steward Covered Call Income Fund	September 7, 2017

STEWARD FUNDS, INC.

By:	/s/ Michael L. Kern

Its:	PRESIDENT

FIFTH THIRD BANK

By:

Its: